UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Regulus Therapeutics Inc.

(Name of Registrant as Specified In Its Charter)

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REGULUS THERAPEUTICS INC.

10614 Science Center Drive

San Diego, California 92121

SUPPLEMENT TO PROXY STATEMENT

FOR THE 2017 ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 1, 2017

On or about April 21, 2017, Regulus Therapeutics Inc. (sometimes referred to as “we,” “us,” or “Regulus”) first made available to stockholders its proxy statement (the “proxy statement”) describing the matters to be voted upon at the Company’s 2017 Annual Meeting of Stockholders to be held on June 1, 2017. This supplement updates the proxy statement and should be read in conjunction with it.

Except as specifically supplemented by the information contained in this supplement, all information set forth in the proxy statement continues to apply and should be considered in voting your shares.

Appointment of Joseph P. Hagan as President and Chief Executive Officer and Director Nominee

On May 4, 2017, Paul C. Grint, M.D. resigned as our President and Chief Executive Officer and as a director, effective immediately. Dr. Grint has withdrawn himself as a nominee for director at the annual meeting. In connection with Dr. Grint’s resignation, our Board of Directors appointed Joseph P. Hagan, who at the time was our Chief Operating Officer, to the position of President and Chief Executive Officer and as a director.

As set forth in the proxy statement, if any nominee for director becomes unavailable for election at the annual meeting as a result of an unexpected occurrence, your shares will be voted for the election of a substitute nominee proposed by Regulus. As a result of Dr. Grint’s resignation from our Board of Directors and withdrawal of himself as a nominee for director at the annual meeting, our Board of Directors has proposed Mr. Hagan as substitute nominee, and accordingly any shares voted for the election of Dr. Grint will instead be voted for the election of Mr. Hagan, subject to Mr. Hagan remaining available to serve as of the annual meeting. Mr. Hagan has consented to being a nominee for director at the annual meeting.

The following is a brief biography of Mr. Hagan and a discussion of the specific experience, qualifications, attributes or skills of Mr. Hagan that led our Board of Directors to recommend him as a nominee for director, as of the date of this supplement.

Mr. Hagan, age 48, served as our Chief Operating Officer, principal financial officer and principal accounting officer from January 2016 until his appointment as our President, Chief Executive Officer and as a director on May 4, 2017. From June 2011 through December 2015, Mr. Hagan served as the Executive Vice President, Chief Financial Officer and Chief Business Officer of Orexigen Therapeutics, Inc. From May 2009 to June 2011, Mr. Hagan served as Orexigen’s Senior Vice President, Corporate Development, Strategy and Communications. From September 2004 to April 2008, Mr. Hagan served as Managing Director of Amgen Ventures. Prior to starting the Amgen Ventures Fund, Mr. Hagan served as Head of Corporate Development for Amgen Inc. Before joining Amgen, Mr. Hagan spent five years in the bioengineering labs at Genzyme and Advanced Tissue Sciences. Mr. Hagan has served on the board of directors of Zosano Pharma, a publicly traded biotechnology company, since May 2015. He received an M.B.A. from Northeastern University and a B.S. in Physiology and Neuroscience from the University of California, San Diego. Our Board of Directors believes that Mr. Hagan’s experience in the biotechnology industry, as well as his service as an executive officer of our company, qualify him to serve on our Board of Directors.

Voting; Revocability of Proxies

If you have already properly submitted a proxy to vote your shares at the annual meeting, you do not need to re-submit your proxy unless you wish to change your vote. Proxies already submitted by stockholders will remain valid and will be voted at the annual meeting, unless revoked as described in the Proxy. Any proxies submitted, whether before or after the date of this supplement, that would otherwise be voted for the election of Dr. Grint will instead be voted for the election of Mr. Hagan, as substitute nominee.

You can change your vote or revoke your proxy at any time before the final vote at the annual meeting. Please refer to the information under the question heading “Can I change my vote after submitting my proxy?” in the proxy statement for additional information. Your most current proxy card or telephone or internet proxy is the one that is counted.

By Order of the Board of Directors,

Christopher Aker Vice President, Legal Affairs and Corporate Secretary

San Diego, California

May 5, 2017

The proxy statement, this supplement and the annual report to stockholders are available at www.regulusrx.com.